Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Jack McGinnis
+1.414.906.7977
jack.mcginnis@manpowergroup.com

ManpowerGroup Reports 4th Quarter and Full Year 2019 Results

•	Fourth quarter results reflect a continuation of the challenging revenue trends in Europe, partially offset by growth in Americas and Right Management
•	Key markets UK, Japan, Spain, Norway and Canada drove revenue growth during fourth quarter
•	Strong Free Cash Flow and improved Days Sales Outstanding during fourth quarter
•	$51 million of common stock repurchased during fourth quarter
•	New global brand Talent Solutions launched today
•	Anticipate slightly lower revenue trend into the first quarter of 2020

MILWAUKEE, January 31, 2020 -- ManpowerGroup (NYSE: MAN) today reported net earnings of $2.33 per diluted share for the three months ended December 31, 2019 compared to $2.54 per diluted share in the prior year period.  Net earnings in the quarter were $138.8 million compared to $158.3 million a year earlier.  Revenues for the fourth quarter were $5.2 billion, a 4% decline from the prior year period.

Financial results in the quarter were impacted by the stronger U.S. dollar relative to foreign currencies compared to the prior year period.  On a constant currency basis, revenues were down 2%. On a constant currency basis, net earnings per diluted share decreased 6%. Earnings per share in the quarter were negatively impacted 5 cents by changes in foreign currencies compared to the prior year. Discrete net tax benefits positively impacted earnings per share by 23 cents in the fourth quarter of 2019.

“We executed well in a slow growth global economy,” said Jonas Prising, ManpowerGroup Chairman & CEO.  “Our fourth quarter performance reflects a challenging revenue environment in Europe, partially offset by growth in the Americas, Right Management and most markets within APME.  While the global economy continues to face a high level of complex trade and geopolitical related risks, there are growth opportunities in this environment for our market leading services and workforce solutions offerings.”

“With that, we are excited to announce today’s launch of our new brand Talent Solutions, combining three of our current global offerings to leverage our deep expertise in RPO, Tapfin MSP and Right Management.  This is how we will continue to deliver new solutions and create added value that addresses our clients’ complex global workforce needs.”

“We anticipate diluted earnings per share in the first quarter will be between $1.33 and $1.41, which includes an estimated unfavorable currency impact of 3 cents.”

Free Cash Flow in the fourth quarter of $303 million represented a significant increase from $156 million in the prior year period. At December 31, 2019, Days Sales Outstanding decreased by one day from the prior year. ManpowerGroup repurchased 579 thousand shares of common stock for $51 million during the quarter.

Net earnings for the year ended December 31, 2019 were $465.7 million, or $7.72 per diluted share compared to net earnings of $556.7 million, or $8.56 per diluted share in the prior year. The year to date period included special items and restructuring costs which increased earnings per share by 4 cents and discrete income tax benefits that increased earnings per share by 23 cents. The prior year to date period included restructuring costs which reduced earnings per share by 46 cents.  Revenues for the year were $20.9 billion, a decrease of 5% from the prior year or a decrease of 1% in constant currency. Earnings per share for the year were negatively impacted 28 cents by changes in foreign currencies compared to the prior year, or 36 cents excluding the special items and restructuring costs.  ManpowerGroup repurchased 2.4 million shares of common stock for $203 million during the year ended December 31, 2019.

In conjunction with its fourth quarter and full year earnings release, ManpowerGroup will broadcast its conference call live over the Internet on January 31, 2020 at 7:30 a.m. CST (8:30 a.m. EST). Interested parties are invited to listen to the webcast and view the presentation by logging on to http://investor.manpowergroup.com/ in the section titled “Investor Relations.”

Supplemental financial information referenced in the conference call can be found at http://investor.manpowergroup.com/ .

About ManpowerGroup

ManpowerGroup® (NYSE: MAN), the leading global workforce solutions company, helps organizations transform in a fast-changing world of work by sourcing, assessing, developing and managing the talent that enables them to win. We develop innovative solutions for hundreds of thousands of organizations every year, providing them with skilled talent while finding meaningful, sustainable employment for millions of people across a wide range of industries and skills. Our expert family of brands – Manpower, Experis and Talent Solutions – creates substantially more value for candidates and clients across 80 countries and territories and has done so for over 70 years. In 2019, ManpowerGroup was named one of Fortune's Most Admired Companies for the seventeenth year and one of the World's Most Ethical Companies for the tenth year, confirming our position as the most trusted brand in the industry. See how ManpowerGroup is powering the future of work: www.manpowergroup.com

Forward-Looking Statements

This news release contains statements, including earnings projections, predictions about revenue trends and the effect of currency fluctuations, that are forward-looking in nature and, accordingly, are subject to risks and uncertainties regarding the Company’s expected future results. The Company’s actual results may differ materially from those described or contemplated in the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those contained in the forward-looking statements can be found in the Company’s reports filed with the SEC, including the information under the heading ‘Risk Factors’ in its Annual Report on Form 10-K for the year ended December 31, 2018, which information is incorporated herein by reference.

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ManpowerGroup

Results of Operations

(In millions, except per share data)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2019	2018	Reported	Currency
	(Unaudited)
Revenues from services (a)	$5,196.6	$5,393.2	-3.6%	-1.8%
Cost of services	4,337.0	4,512.9	-3.9%	-2.1%
Gross profit	859.6	880.3	-2.4%	-0.5%
Selling and administrative expenses	668.0	662.4	0.8%	2.6%
Operating profit	191.6	217.9	-12.1%	-10.0%
Interest and other expenses	5.5	3.6	47.7%
Earnings before income taxes	186.1	214.3	-13.1%	-11.1%
Provision for income taxes	47.3	56.0	-15.3%
Net earnings	$138.8	$158.3	-12.4%	-10.4%
Net earnings per share - basic	$2.35	$2.56	-8.2%
Net earnings per share - diluted	$2.33	$2.54	-8.3%	-6.3%
Weighted average shares - basic	59.0	61.9	-4.7%
Weighted average shares - diluted	59.5	62.3	-4.4%

(a)

Revenues from services include fees received from our franchise offices of $4.4 million and $6.5 million for the three months ended December 31, 2019 and 2018, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $141.9 million and $267.2 million for the three months ended December 31, 2019 and 2018, respectively.

ManpowerGroup

Operating Unit Results

(In millions)

	Three Months Ended December 31
			% Variance
			Amount	Constant
	2019	2018	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$626.8	$632.3	-0.9%	-0.9%
Other Americas	434.1	411.9	5.4%	9.5%
	1,060.9	1,044.2	1.6%	3.2%
Southern Europe:
France	1,356.0	1,430.6	-5.2%	-2.3%
Italy	380.0	403.8	-5.9%	-3.0%
Other Southern Europe	589.4	459.6	28.2%	29.3%
	2,325.4	2,294.0	1.4%	3.9%
Northern Europe	1,161.8	1,272.6	-8.7%	-6.4%
APME	596.5	732.3	-18.5%	-19.4%
Right Management	52.0	50.1	3.8%	4.6%
	$5,196.6	$5,393.2	-3.6%	-1.8%
Operating Unit Profit:
Americas:
United States	$28.8	$32.7	-12.1%	-12.1%
Other Americas	22.1	20.3	8.9%	13.9%
	50.9	53.0	-4.0%	-2.1%
Southern Europe:
France	82.7	80.9	2.2%	5.4%
Italy	29.1	28.3	2.5%	5.6%
Other Southern Europe	15.9	17.4	-7.9%	-8.1%
	127.7	126.6	0.9%	3.6%
Northern Europe	20.8	40.9	-49.1%	-47.5%
APME	21.1	27.3	-23.1%	-25.4%
Right Management	11.4	9.4	22.1%	23.1%
	231.9	257.2
Corporate expenses	(32.9)	(31.0)
Intangible asset amortization expense	(7.4)	(8.3)
Operating profit	191.6	217.9	-12.1%	-10.0%
Interest and other expenses (b)	(5.5)	(3.6)
Earnings before income taxes	$186.1	$214.3

(a)

In the United States, revenues from services include fees received from our franchise offices of $3.3 million and $4.2 million for the three months ended December 31, 2019 and 2018, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $131.5 million and $165.6 million for the three months ended December 31, 2019 and 2018, respectively.

(b)	The components of interest and other expenses were:
	2019	2018
Interest expense	$11.1	$9.9
Interest income	(2.8)	(1.9)
Foreign exchange loss (gain)	0.2	(1.4)
Miscellaneous income	(3.0)	(3.0)
	$5.5	$3.6

	Year Ended December 31
			% Variance
			Amount	Constant
	2019	2018	Reported	Currency
	(Unaudited)
Revenues from services (a)	$20,863.5	$21,991.2	-5.1%	-0.9%
Cost of services	17,488.4	18,412.2	-5.0%	-0.8%
Gross profit	3,375.1	3,579.0	-5.7%	-1.8%
Selling and administrative expenses, excluding impairment charge	2,666.2	2,782.3	-4.2%	-0.2%
Goodwill impairment charge (b)	64.0	—	—	—
Selling and administrative expenses	2,730.2	2,782.3	-1.9%	2.2%
Operating profit	644.9	796.7	-19.1%	-15.6%
Interest and other (income) expenses, net	(40.6)	42.0	—
Earnings before income taxes	685.5	754.7	-9.2%	-5.7%
Provision for income taxes	219.8	198.0	11.1%
Net earnings	$465.7	$556.7	-16.4%	-13.3%
Net earnings per share - basic	$7.78	$8.62	-9.7%
Net earnings per share - diluted	$7.72	$8.56	-9.8%	-6.5%
Weighted average shares - basic	59.9	64.6	-7.3%
Weighted average shares - diluted	60.3	65.1	-7.3%

(a)

Revenues from services include fees received from our franchise offices of $18.4 million and $24.1 million for the years ended December 31, 2019 and 2018, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $822.1 million and $1,056.6 million for the years ended December 31, 2019 and 2018, respectively.

(b)	The goodwill impairment charge for the year ended December 31, 2019 relates to our investments in Germany and New Zealand.

	Year Ended December 31
			% Variance
			Amount	Constant
	2019	2018	Reported	Currency
	(Unaudited)
Revenues from Services:
Americas:
United States (a)	$2,507.0	$2,522.3	-0.6%	-0.6%
Other Americas	1,675.3	1,637.0	2.3%	10.0%
	4,182.3	4,159.3	0.6%	3.6%
Southern Europe:
France	5,459.7	5,827.7	-6.3%	-1.2%
Italy	1,506.5	1,670.6	-9.8%	-4.9%
Other Southern Europe	2,200.2	1,873.3	17.5%	21.9%
	9,166.4	9,371.6	-2.2%	2.8%
Northern Europe	4,691.3	5,370.5	-12.6%	-7.6%
APME	2,627.2	2,890.3	-9.1%	-7.2%
Right Management	196.3	199.5	-1.6%	0.9%
	$20,863.5	$21,991.2	-5.1%	-0.9%
Operating Unit Profit:
Americas:
United States	$113.2	$130.8	-13.4%	-13.4%
Other Americas	73.1	73.1	-0.1%	4.9%
	186.3	203.9	-8.6%	-6.8%
Southern Europe:
France	284.3	290.4	-2.1%	3.0%
Italy	102.6	111.1	-7.7%	-2.7%
Other Southern Europe	67.7	66.1	2.4%	5.3%
	454.6	467.6	-2.8%	2.0%
Northern Europe	67.1	122.7	-45.3%	-42.4%
APME	122.6	114.8	6.8%	7.4%
Right Management	30.0	32.8	-8.6%	-6.9%
	860.6	941.8
Corporate expenses	(121.9)	(110.0)
Goodwill impairment charge	(64.0)	—
Intangible asset amortization expense	(29.8)	(35.1)
Operating profit	644.9	796.7	-19.1%	-15.6%
Interest and other (income) expenses, net (b)	40.6	(42.0)
Earnings before income taxes	$685.5	$754.7

(a)

In the United States, revenues from services include fees received from our franchise offices of $14.1 million and 15.0 million for the years ended December 31, 2019 and 2018, respectively. These fees are primarily based on revenues generated by the franchise offices, which were $594.3 million and $651.2 million for the years ended December 31, 2019 and 2018, respectively.

(b)	The components of interest and other expenses were:

	2019	2018
Interest expense	$44.4	$47.0
Interest income	(6.0)	(6.0)
Foreign exchange loss	6.7	1.4
Miscellaneous income (c)	(85.7)	(0.4)
	$(40.6)	$42.0

(c)	Includes an $80.0 million gain related to our acquisition of the remaining controlling interest in our Swiss franchise.

ManpowerGroup

Consolidated Balance Sheets

(In millions)

	Dec.31	Dec.31
	2019	2018
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,025.8	$591.9
Accounts receivable, net	5,273.1	5,276.1
Prepaid expenses and other assets	185.6	129.1
Total current assets	6,484.5	5,997.1
Other assets:
Goodwill	1,260.1	1,297.1
Intangible assets, net	268.6	246.3
Operating lease right-of-use asset	448.5	—
Other assets	618.8	826.7
Total other assets	2,596.0	2,370.1
Property and equipment:
Land, buildings, leasehold improvements and equipment	605.5	613.6
Less: accumulated depreciation and amortization	462.2	461.0
Net property and equipment	143.3	152.6
Total assets	$9,223.8	$8,519.8
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,474.9	$2,266.7
Employee compensation payable	206.4	209.7
Accrued liabilities	545.4	411.0
Accrued payroll taxes and insurance	649.7	729.8
Value added taxes payable	504.0	508.6
Short-term borrowings and current maturities of long-term debt	61.0	50.1
Total current liabilities	4,441.4	4,175.9
Other liabilities:
Long-term debt	1,012.4	1,025.3
Long-term operating lease liability	336.7	—
Other long-term liabilities	671.8	620.1
Total other liabilities	2,020.9	1,645.4
Shareholders' equity:
ManpowerGroup shareholders' equity
Common stock	1.2	1.2
Capital in excess of par value	3,370.6	3,337.5
Retained earnings	3,494.1	3,157.7
Accumulated other comprehensive loss	(441.0)	(399.8)
Treasury stock, at cost	(3,681.9)	(3,471.7)
Total ManpowerGroup shareholders' equity	2,743.0	2,624.9
Noncontrolling interests	18.5	73.6
Total shareholders' equity	2,761.5	2,698.5
Total liabilities and shareholders' equity	$9,223.8	$8,519.8

ManpowerGroup

Consolidated Statements of Cash Flows

(In millions)

	Year Ended
	December 31
	2019	2018
	(Unaudited)
Cash Flows from Operating Activities:
Net earnings	$465.7	$556.7
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	77.2	85.8
Non-cash gain on disposition of previously held equity interest	(80.4)	—
Non-cash gain on disposition of previously held controlling interest	(30.4)	—
Non-cash lease expense	136.4	—
Non-cash goodwill impairment charge	64.0	—
Deferred income taxes	(43.0)	(11.9)
Provision for doubtful accounts	21.8	23.0
Share-based compensation	26.3	27.8
Changes in operating assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(80.2)	(146.4)
Other assets	122.3	58.7
Other liabilities	134.7	(110.6)
Cash provided by operating activities	814.4	483.1
Cash Flows from Investing Activities:
Capital expenditures	(52.9)	(64.7)
Acquisitions of businesses, net of cash acquired	77.8	(9.1)
Impact to cash resulting from deconsolidation of subsidiaries	(57.9)	—
Proceeds from the sale of subsidiaries, investments, property and equipment	16.8	18.9
Cash used in investing activities	(16.2)	(54.9)
Cash Flows from Financing Activities:
Net change in short-term borrowings	11.2	3.5
Proceeds from long-term debt	9.6	583.3
Repayments of long-term debt	(1.3)	(408.6)
Payments for debt issuance costs	—	(2.5)
Payments of contingent consideration for acquisitions	(22.8)	(18.6)
Proceeds from share-based awards	7.0	5.2
Payments to noncontrolling interests	(2.1)	(1.9)
Other share-based award transactions	(7.2)	(17.3)
Repurchases of common stock	(203.0)	(500.7)
Dividends paid	(129.3)	(127.3)
Miscellaneous, net	0.5	—
Cash used in financing activities	(337.4)	(484.9)
Effect of exchange rate changes on cash	(26.9)	(40.4)
Change in cash and cash equivalents	433.9	(97.1)
Cash and cash equivalents, beginning of period	591.9	689.0
Cash and cash equivalents, end of period	$1,025.8	$591.9